                                EXHIBIT 10.39.2

                                                                 EXHIBIT 10.39.2


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                                OPTION AGREEMENT

                                  BY AND AMONG

                             WHITEHEAD MEDIA, INC.

                                      AND

                         WHITEHEAD MEDIA OF OHIO, INC.

                                      AND

                  PAXSON COMMUNICATIONS OF CLEVELAND-67, INC.

                                      FOR

                       WOAC(TV), CHANNEL 67, CANTON, OHIO


                               DECEMBER 29, 1995

--------------------------------------------------------------------------------

                                OPTION AGREEMENT


         This OPTION AGREEMENT is executed this 29th day of December, 1995, by and among WHITEHEAD MEDIA, INC., a Florida corporation ["Whitehead"], WHITEHEAD MEDIA OF OHIO, INC., a Delaware corporation ("Whitehead-Ohio" and collectively with Whitehead, "Seller") and PAXSON COMMUNICATIONS OF CLEVELAND-67, INC., a Florida corporation ["Buyer"].

         WHEREAS, Whitehead is the owner and operator of Television Station WOAC(TV), Channel 67, Canton, Ohio ["the Station"], pursuant to authorizations issued by the Federal Communications Commission ["FCC"];

         WHEREAS, Whitehead intends to assign to Whitehead-Ohio the FCC licenses for the Station;

         WHEREAS, the parties have agreed that Seller will sell to Buyer an option to purchase certain of the assets used and useful in the conduct of the business and operation of the Station on the terms and conditions set forth herein and subject to the FCC's rules, regulations and policies.

         NOW THEREFORE, in consideration of the above and of the mutual promises and covenants contained herein, and other good and valuable consideration, the parties, intending to be legally bound, agree as follows:

SECTION 1.  OPTION TO PURCHASE ASSETS

         1.1 Option Price. In consideration of the payment of One Thousand Dollars ($1,000) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller, the Seller hereby sells and grants to Buyer an exclusive, irrevocable option [the "Option"] to purchase the assets, real, personal and mixed, tangible and intangible, owned and held by Seller that are used or useful in the conduct of the business and operations of the Station [the "Station Assets"], free and clear of all material debts, liens, encumbrances or other liabilities, subject to the terms and conditions set forth herein.

         1.2 Buyer may freely assign this Option to any other party, but shall provide Seller with five (5) days' written notice to Seller. The rights and obligations of any assignee of Buyer following such assignment shall be the same as the rights and obligations of the Buyer hereunder. Buyer shall also be permitted to assign its rights and interests hereunder to its lenders as collateral security for Buyer's obligations to such lenders.

         1.3 The Option granted hereunder shall run for five (5) years commencing on the date of this Agreement. Buyer shall provide five (5) days written notice to Seller of its exercise of the Option.

         1.4 In the event that the Option is exercised hereunder, the parties shall, within ten days of Buyer's written notice thereof, execute an Asset Purchase Agreement [the "Purchase Agreement"] in the form attached hereto as Exhibit A, it being understood that the only change to such form shall be changes, if any, in the information contained in the Schedules thereto and the addition, if any, of Schedules thereto that are reasonably required to reflect events occurring after the date hereof; provided, however, that Buyer shall not be required to accept any such change that could reasonably be expected to cause an adverse change in, or have an adverse effect on, the assets to be conveyed to Buyer pursuant to the Purchase Agreement or the ability of Seller to consummate the transactions contemplated by the Purchase Agreement, and thereafter Buyer and Seller shall perform their respective obligations under the Purchase Agreement, including, without limitation, filing and prosecuting an appropriate application for FCC consent to the assignment of the FCC licenses for the Station from Seller to Buyer. Notwithstanding anything contained in this Agreement to the contrary, Buyer may withdraw its notice of exercise of its Option at any time prior to its execution of the Purchase Agreement without any liability to Seller.

         1.5 Buyer acknowledges and agrees that this Option Agreement shall be deemed to be the Option Agreement referenced to in Section 8.12 of the Loan Agreement dated as of October 30, 1995, between Buyer and Seller, and that by execution and delivery of this Option Agreement, Seller has satisfied its obligation under Section 8.12 to enter into the Option Agreement referenced to therein.

SECTION 2.  SPECIFIC PERFORMANCE

         The parties agree that the FCC licenses and the broadcast business made possible thereby are unique assets not readily available on the open market. For this reason, Seller acknowledges that monetary damages alone would not be adequate to compensate Buyer and that monetary damages alone would not be adequate to compensate Buyer and that specific performance is an appropriate remedy for Buyer in the event this Agreement is breached. The parties agree that the rights afforded by the preceding sentence shall be in addition to any and all rights Buyer may have at law or equity. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         3.1 Whitehead and Whitehead-Ohio are corporations duly incorporated, validly existing and in good standing under the laws of the States of Florida and Delaware, respectively.

         3.2 Seller has and will have upon the exercise of the Option full corporate power and authority to enter into this Option Agreement and the Purchase Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and any other instruments contemplated hereby when executed will constitute, the legal, valid and binding obligations of Seller, enforceable in accordance with their terms, except as may be affected by bankruptcy and insolvency laws and court-applied equitable principles.

         3.3 The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the compliance with the terms, conditions and provisions of this Agreement, with or without the giving of notice or the passage of time, or both, will not: (i) contravene any provision of Seller's Articles of Incorporation or By-laws, (ii) conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other agreement or instrument to which Seller is a party or by which it or any of the assets of Seller may be bound or affected, or any decree, judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable law, ordinance, rule or regulation, including but not limited to the Communications Act of 1934, as amended ["the Act"], and the rules and regulations of the FCC promulgated thereunder.

         3.4 No representations or warranty by Seller in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make this statement or facts contained herein or therein not misleading.

SECTION 4.  COVENANTS OF SELLER

         So long as this Agreement is in effect, Seller covenants that it will not, without the Buyer's prior written approval:

         4.1 Create or incur, assume or suffer to exist any indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, except for: (i) indebtedness evidenced by the Credit Agreement of December 29, 1995; and (ii) indebtedness (other than for borrowed money) incurred in the ordinary course of business not to exceed Twenty Five Thousand Dollars ($25,000.00) in the aggregate at any one time.

         4.2 Create, assume or suffer to exist, directly or indirectly, any security interest, mortgage, deed of trust, pledge, lien, charge or other encumbrance, of any nature whatsoever upon any of its properties or assets, now owned or hereafter as acquired, excluding, however, from the operation of this covenant:

                          (i)     any security interest or lien created
pursuant to the Credit Agreement ("Credit Agreement") dated as of December 29, 1995 among Seller, the Licensee Companies and Lenders referenced to therein and Banque Paribas and CIBC Inc., as Administrative Agent and Documentation Agent, respectively, for such Lenders.

                          (ii)    liens for taxes or assessments either not
delinquent or the validity of which are being contested in good faith by appropriate legal or administrative proceedings and as to which adequate reserves shall have been set aside on its books, in conformity with generally accepted accounting principles;

                          (iii)   materialmen's, mechanics', carriers',
workmen's, repairmen's, warehousemen's or other like liens arising in the ordinary course of business and either not yet due and payable or being contested in good faith by appropriate legal proceedings and as to which adequate reserves shall have been set aside on its books, in conformity with generally accepted accounting principles;

                          (iv)    deposits or pledges to secure payment of
workers' compensation, unemployment insurance or other social security benefits or obligations; or

                          (v)     any judgment lien, unless the judgment it
secures shall not, within thirty (30) days after the entry thereof, have been discharged, vacated, reversed, or execution thereof stayed pending appeal, or shall not have been discharged, vacated or reversed within thirty (30) days after the expiration of any such stay.

         4.3 Sell, transfer, lease or otherwise dispose of any of its material assets except in connection with the acquisition of replacement property of equivalent kind and value.

         4.4 Enter into any consolidation or merger with, or into any acquisition of all or substantially all of the properties or assets of any person or entity.

         4.5 Change, in any material respect, the nature or character of its business as intended, or engage in any activity not reasonably related to such business.

         4.6 Enter into any contract or commitment relating to its stock or assets except for contracts involving aggregate payments of less than Twenty-five Thousand Dollars ($25,000.00) and contracts which can be terminated without penalty on thirty (30) days' notice or less, or amend or terminate any material contract (or waive any substantial right thereunder), or incur any obligation (including obligations relating to the borrowing of money or guarantee of indebtedness).

         4.7 Transfer or grant any right under, or enter into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, service mark, trade name, franchise, or similar right, or modify any existing right relating to the Seller.

         4.8 Enter into any agreement or grant any person or entity a right to purchase the Station's FCC licenses or all or substantially all of the assets of the Seller, provided, however, that Seller may, following FCC approval, transfer the State's FCC licenses to Whitehead-Ohio, a company wholly-owned by Eddie L. Whitehead, in accordance with the Credit Agreement so long as prior to such assignment Seller and Buyer shall have modified the Purchase Agreement, in a manner acceptable to Buyer, to include Whitehead-Ohio as a party thereto.

         4.9 Enter into any agreement or take any other action that would interfere with, or prevent, Seller's transferring the Assets to Buyer as contemplated hereunder or under the Purchase Agreement.

         4.10 Seller will notify Buyer promptly of the threat of, or commencement against itself or its shareholder of any claim, suit, action, arbitration, legal, administrative or other proceeding, or governmental investigation or tax audit affecting the Station or Seller and will cooperate fully with Buyer in taking any and all actions necessary or desirable to the consummation of the transactions contemplated by this Agreement.

SECTION 5.  MISCELLANEOUS

         5.1 This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         5.2 No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement will be effective unless evidenced by an instrument in writing signed by the parties.

         5.3 The headings are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

         5.4 The construction and performance of this Agreement will be governed by the laws of the State of Florida.

         5.5 Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered on the date of personal delivery or the date of receipt if sent by a private air express service (postage prepaid) or mailed by registered or certified mail, postage prepaid and return receipt requested, and shall be deemed to have been received on the date of personal delivery or on the date set forth on the return receipt, to the following addresses or to such other address as any party may request, in the case of Seller, by notifying Buyer, and in the case of Buyer, by notifying Seller:

         To Seller:               Whitehead Media, Inc.
                                  Whitehead Media of Ohio, Inc.
                                  12144 Classic Drive
                                  Coral Springs, FL  33071
                                  Telecopy:  305-752-2280
                                  Telephone: 305-753-8712


         To Buyer:                Paxson Communications of Cleveland-67, Inc.
                                  601 Clearwater Park Road
                                  West Palm Beach, FL   33401
                                  Telecopy:   407-659-4122
                                  Telephone:  407-659-4252


         5.6 This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

         5.7 After the date hereof, Buyer shall be afforded reasonable opportunity to inspect the Station and the books and records of the Seller upon reasonable request. Buyer's obligations hereunder and under the Purchase Agreement are contingent upon and subject to prior confirmation and verification by Buyer of the financial and other information made available to Buyer by Seller, review of further financial or other information relating to the purchase of the Assets and operation of the Station as may be requested by Buyer, inspection of the assets and technical facilities of the Station, and review and approval of the schedules and exhibits (and all underlying documents) to be attached to the Purchase Agreement, all to the satisfaction of Buyer in its sole discretion.

         5.8 Buyer and Seller each agree that they will use their best efforts to keep confidential (except for such disclosure to attorneys, bankers, underwriters, investors, etc. as may be appropriate in the furtherance of this transaction and except for such filings with the FCC as may be required) all information of a confidential nature obtained in connection with the transactions contemplated by this Agreement, and in the event that such transactions are not consummated, each party will return to the other party such documents and other material obtained from the other party in connection therewith.

         5.9 Buyer and Seller shall jointly prepare, and determine the timing of, any press release or other announcement to the public relating to the execution of this agreement. No party hereto will issue any press release or make any other public announcement relating to the transactions contemplated hereby without the prior consent of the other party hereto, except that any party may make any disclosure required to be made by it under applicable law if it determines in good faith that it is appropriate to do so and gives prior notice to the other party.

         5.10 Each party shall bear all costs incurred by it in connection with the transactions contemplated by this Agreement.

         5.11 Seller agrees that from the date hereof and during the time period in which the Option is exercisable hereunder, or if the Option is exercised, during the period prior to execution of the Purchase Agreement, it shall not offer or seek to offer, or entertain or discuss any offer, to sell the Station or its Assets, other than as contemplated under this Agreement, nor shall Seller permit its shareholder to offer, to seek to offer, or entertain or discuss any offer to sell any of the capital stock of Seller without the written consent of Buyer.

         5.12 Prior to consummation of the Purchase Agreement and to obtaining consent from the FCC, Buyer shall not, directly or indirectly, control, supervise or direct or attempt to control, supervise or direct the operations of the Station or Seller; such operations, including complete ultimate control and supervision of all of the Station's programs, employees and policies, shall remain the sole responsibility of Seller, as set forth in the rules and policies of the FCC.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.


                                           WHITEHEAD MEDIA, INC.



                                           By: /s/ Eddie Whitehead
                                               --------------------------------
                                                   Name: Eddie Whitehead
                                                   Title: President



                                           PAXSON COMMUNICATIONS
                                           OF CLEVELAND-67, INC.



                                           By: /s/ William L. Watson
                                               --------------------------------
                                                   Name: William Watson
                                                   Title: Secretary



                                           WHITEHEAD MEDIA OF OHIO, INC.




                                           By: /s/ Eddie Whitehead
                                               --------------------------------
                                                   Name: Eddie Whitehead
                                                   Title: President

                                   EXHIBIT A


                        FORM OF ASSET PURCHASE AGREEMENT

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                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                             WHITEHEAD MEDIA, INC.

                                      AND

                  PAXSON COMMUNICATIONS OF CLEVELAND-67, INC.

                                      FOR

                          TELEVISION STATION WOAC(TV),
                                  CANTON, OHIO


                         __________________ ____, 199__


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


                               TABLE OF CONTENTS


                                                                                                                     Page
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
RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

SECTION 1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         "Assets" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         "Assumed Contracts"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         "Closing"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         "Closing Date" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         "Consents" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Contracts"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "FCC"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "FCC Consent"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "FCC Licenses" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Final Order"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Intangibles"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Licenses" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Permitted Liens"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Person" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         "Purchase Price" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         "Real Property"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         "Tangible Personal Property" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

SECTION 2.  PURCHASE AND SALE OF ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.1     Agreement to Sell and Buy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.2     Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.3     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                 (a)      Prorations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                 (b)      Manner of Determining Adjustments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.4     Assumption of Liabilities and Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SELLER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         3.1     Organization, Standing and Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         3.2     Authorization and Binding Obligation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.3     Absence of Conflicting Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.4     Governmental Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.5     Title to and Condition of Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.6     Title to and Condition of Tangible Personal Property . . . . . . . . . . . . . . . . . . . . . . . . . 7

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
         3.7     Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         3.8     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         3.9     Intangibles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         3.10    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         3.11    Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         3.12    Personnel8
                 (a)      Employees and Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
                 (b)      Labor Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
                 (c)      Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         3.13    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         3.14    Claims and Legal Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         3.15    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         3.16    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         3.17    Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         4.1     Organization, Standing and Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         4.2     Authorization and Binding Obligation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         4.3     Absence of Conflicting Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         4.4     Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         4.5     Buyer Qualifications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

SECTION 5.  OPERATIONS OF THE STATION PRIOR TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         5.1     Generally  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         5.2     Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         5.3     Disposition of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         5.4     Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         5.5     Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         5.6     Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         5.7     Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         5.8     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         5.9     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         5.10    Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         5.11    Notification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         5.12    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

SECTION 6.  SPECIAL COVENANTS AND AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         6.1     FCC Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         6.2     Control of the Station . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         6.3     Risk of Loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         6.4     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         6.5     Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

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         6.6     Access to Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         6.7     Broker . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

SECTION 7.  CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER AT CLOSING  . . . . . . . . . . . . . . . . . . . . . . . .  16
         7.1     Conditions to Obligations of Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 (a)      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 (b)      Covenants and Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 (c)      Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 (d)      FCC Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 (e)      Governmental Authorizations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 (f)      Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         7.2     Conditions to Obligations of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 (a)Representations and Warranties16
                 (b)      Covenants and Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 (c)      Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 (d)      FCC Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

SECTION 8.  CLOSING AND CLOSING DELIVERIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         8.1     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 (a)      Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 (b)      Closing Place . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         8.2     Deliveries by Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 (a)      Transfer Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 (b)      Estoppel Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 (c)      Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 (d)      Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 (e)      Licenses, Contracts, Business Records, Etc. . . . . . . . . . . . . . . . . . . . . . . . .  18
                 (f)      Opinions of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         8.3     Deliveries by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 (a)      Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 (b)      Assumption Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 (c)      Officer's Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 (d)      Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

SECTION 9.  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         9.1     Termination by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 (a)      Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 (b)      Judgments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 (c)      Upset Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         9.2     Termination by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 (a)      Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

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                 (b)      Judgments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 (c)      Upset Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         9.3     Rights on Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

SECTION 10.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; CERTAIN REMEDIES  . . . . . . . . . . . . .  19
         10.1    Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         10.2    Indemnification by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         10.3    Indemnification by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         10.4    Procedure for Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         10.5    Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         10.6    Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

SECTION 11.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         11.1    Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         11.2    Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         11.3    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         11.4    Benefit and Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         11.5    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         11.6    GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         11.7    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         11.8    Gender and Number  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         11.9    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         11.10   Waiver of Compliance; Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         11.11   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         11.12   Press Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

                               LIST OF SCHEDULES


                 Schedule 2.2     --       Excluded Property
                 Schedule 3.3     --       Consents
                 Schedule 3.4     --       Licenses
                 Schedule 3.5     --       Real Property
                 Schedule 3.6     --       Tangible Personal Property
                 Schedule 3.7     --       Assumed Contracts
                 Schedule 3.9     --       Intangibles
                 Schedule 3.10    --       Insurance Policies
                 Schedule 3.12    --       Employee Matters
                 Schedule 8.2(f)  --       Form of Opinion of Seller's Counsel
                 Schedule 8.3(d)  --       Form of Opinion of Buyer's Counsel

                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT is dated as of __________ ___, 199__, by and among Whitehead Media, Inc., a Florida corporation ("Seller"), and Paxson Communications of Cleveland-67, Inc., a Florida corporation ("Buyer").

                                    RECITALS

         A. Seller is the owner and operator of television station WOAC(TV), Canton, Ohio (the "Station"), pursuant to authorizations issued by the Federal Communications Commission ("FCC").

         B. Seller desires to sell, and Buyer wishes to buy, substantially all the assets that are owned by Seller or in which Seller has a transferable interest and which are used or useful in the business or operations of the Station, for the price and on the terms and conditions set forth in this Agreement.

                                   AGREEMENTS

         In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, Buyer and Seller, intending to be bound legally, agree as follows:

SECTION 1.  DEFINITIONS

         The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

         "Assets" means the assets to be sold, transferred, or otherwise conveyed to Buyer under this Agreement, as specified in Section 2.1 and 2.2.

         "Assumed Contracts" means (i) all Contracts listed in Schedule 3.7 that are to be assumed by Buyer upon its purchase of the Station, (ii) all Contracts entered into by Seller in the ordinary course of business which comply with the provisions of Section 5.3 hereof; and (iii) any other Contracts entered into by Seller between the date of this Agreement and the Closing Date that Buyer agrees in writing to assume.

         "Closing" means the consummation of the purchase and sale of the Assets pursuant to this Agreement in accordance with the provisions of Section 8.

         "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 8.

         "Consents" means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the Assets to Buyer or otherwise to consummate the transactions contemplated by this Agreement.

         "Contracts" means all contracts, leases, non-governmental licenses, and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) to which Seller is a party or which are binding upon Seller and which relate to or affect the Assets or the business or operations of the Station, and (i) which are in effect on the date of this Agreement or
(ii) which are entered into by Seller between the date of this Agreement and the Closing Date.

         "FCC" means the Federal Communications Commission.

         "FCC Consent" means action by the FCC granting its consent to the assignment of the FCC Licenses to Buyer as contemplated by this Agreement.

         "FCC Licenses" means all Licenses and/or Construction Permits issued by the FCC to Seller in connection with the business or operations of the Station.

         "Final Order" means an action by the FCC that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and the time for the FCC to set aside the action on its own motion have expired.

         "Intangibles" means all copyrights, trademarks, trade names, service marks, service names, licenses, patents, permits, jingles, proprietary information, technical information and data, machinery and equipment warranties, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned y Seller or under which Seller is licensed or franchised and which are used or useful in the business and operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Licenses" means all licenses, permits, and other authorizations issued by the FCC, the Federal Aviation Administration, or any other federal, state, or local government authorities to Seller in connection with the conduct of the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Permitted Liens" means liens for taxes not yet due and payable.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, or any governmental entity.

         "Purchase Price" means the purchase price specified in Section 2.3.

         "Real Property" means Seller's interests in real property, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, which are used or useful in the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Tangible Personal Property" means all machinery, equipment, tools, furniture, leasehold improvements, office equipment, plant, inventory, spare parts, and other tangible personal property which is owned by the Seller or in which Seller has an interest and which is used or useful in the conduct of the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date, but excluding any Tangible Personal Property consumed in the ordinary course of business between the date hereof and the Closing Date.

SECTION 2.  PURCHASE AND SALE OF ASSETS

         2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer, assign and deliver to Buyer on the Closing Date, and Buyer agrees to purchase and accept, all of the Assets and property interests owned by Seller or in which Seller has a property interest which are used or useful in connection with the conduct of the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date, but excluding the assets described in Section 2.2, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever (except for Permitted Liens), including the following:

                          (a)     The Tangible Personal Property;

                          (b)     The Real Property;

                          (c)     The Licenses;

                          (d)     The Assumed Contracts;

                          (e) The Intangibles, including the goodwill of the Station, if any;

                          (f)     All proprietary information, technical
information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints, and schematics, including filings with the FCC relating to the business and operation of the Station, which belong to Seller and is within its possession and control;

                          (g)     All choses in action of Seller relating to
the Station that are assignable to Buyer as provided herein;

                          (h)     All records required by the FCC to be kept by
the Station and copies of all other books and records which belong to Seller and are within its possession and control relating to the business or operations of the Station (exclusive of corporate, financial and accounting records), including executed copies of the Assumed Contracts; and

         2.2 Excluded Assets. The Assets shall exclude the following assets.

                          (a)     Seller's cash on hand as of the Closing and
all other cash in any of Seller's bank or savings accounts; any insurance policies, letters of credit, or other similar items and cash surrender value in regard thereto; and any stocks, bonds, certificates of deposit and similar securities or other investments;

                          (b)     All corporate and accounting records of
Seller and copies of all other books and records relating to the business and operations of the Station; and

                          (c)     All property listed on Schedule 2.2 hereto.

         2.3 Purchase Price. The Purchase Price for the Assets shall be Five Hundred Thousand Dollars ($500,000) adjusted as provided below and shall be paid in cash at the Closing:

                          (a)     Prorations.  The Purchase Price shall be
increased or decreased as required to effectuate the proration of expenses as of 11:59 p.m. local time, on the day prior to the Closing Date. All expenses arising from the operation of the Station, including business and license fees, utility charges, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes (except for taxes arising from the transfer of the Asset under this Agreement which shall be governed by Section
11.1 hereof), prepaid time sales agreements and similar prepaid and deferred items, shall be prorated between Buyer and Seller in accordance with the principle that Seller shall be responsible for all expenses, costs, and liabilities allocable to the period prior to the Closing Date, and Buyer shall be responsible for all expenses, costs, and obligations allocable to the period on and after the Closing Date. Notwithstanding the preceding sentence, there shall be no adjustment for, and Seller shall remain solely liable with respect to, any Contracts not included in the Assumed

Contracts and any other obligation or liability not being assumed by Buyer in accordance with Section 2.5.

                          (b)     Manner of Determining Adjustments.  Any
adjustments will, insofar as feasible, be determined and paid on the Closing Date, with final settlement and payment by the appropriate party occurring no later than ninety (90) days after the Closing Date or such other date as the parties shall mutually agree upon.

         2.4 Assumption of Liabilities and Obligations. As of the Closing Date, Buyer shall (a) assume and undertake to pay, discharge, and perform all obligations and liabilities of the Seller under the Licenses and the Assumed Contracts insofar as they relate to the time on and after the Closing Date, and arise out of events related to Buyer's ownership of the Assets or its operation of the Station on or after the Closing Date and those relating to the period prior to the Closing which Buyer agrees to assume pursuant to the prorations and adjustments and (b) shall pay that portion of the principal and interest due and payable following the Closing Date pursuant to the terms of the Credit Agreement dated as of December 29, 1995 (the "Credit Agreement"), among Whitehead Media, Inc. and its Affiliates, the several Lenders From Time to Time Parties thereto, CIBC Inc., as Documentation Agent, and Banque Paribas, as Administrative Agent that is allocable to the Station as set forth in Schedule
6.03 to the Credit Agreement. Buyer shall not assume any other obligations or liabilities of Seller, including (i) any obligations or liabilities under any Contract not included in the Assumed Contracts, (ii) any obligations or liabilities under the Assumed Contracts relating to the period prior to the Closing Date, (iii) any claims or pending litigation or proceedings relating to the operation of the Station prior to the Closing, (iv) any obligations or liabilities arising under agreements entered into other than in the ordinary course of business, (v) any obligation to any employee of the Station for severance benefits, vacation time, or sick leave accrued prior to the Closing Date relating to any employee of Seller who is not employed or offered employment by Buyer within the 90-day adjustment period, or (vi) any obligations or liabilities caused by, arising out of, or resulting from any action or omission of Seller prior to the Closing, and all such obligations and liabilities shall remain and be the obligations and liabilities solely of Seller.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         3.1 Organization, Standing and Authority. Seller is a corporation organized under the laws of Florida. Seller has all requisite power and authority (i) to own, lease, and use the Assets as now owned, leased, and used,
(ii) to conduct the business operations of the Station as now conducted, and
(iii) to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Seller hereunder and thereunder. Seller is not a participant of any joint venture or partnership with any person or entity with respect to any part of the operations of the Station or any of the Assets.

         3.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Seller have been duly authorized by all necessary corporate actions on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable against it in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, and by judicial discretion in the enforcement of equitable remedies.

         3.3 Absence of Conflicting Agreements. Subject to obtaining the Consents listed on Schedule 3.3, the execution, delivery, the performance of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality in a proceeding involving Seller; (iii) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Seller is a party or by which Seller may be bound; (iv) will not create any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon any of the Assets; and (v) will not conflict with any provision of Seller's Certificate of Incorporation or By-laws.

         3.4 Governmental Licenses. To the best of Seller's knowledge and except as set forth on Schedule 3.4, (i) Schedule 3.4 includes a true and complete list of the material Licenses and lists pending applications affecting the Licenses; (ii) Seller has delivered to Buyer true and complete copies of the Licenses listed on such Schedule (including any amendment and other modifications thereto), (iii) the Licenses have been validly issued, and Seller is the authorized legal holder thereof, (iv) the Licenses listed on Schedule
3.4 comprise all of the material licenses, permits, and other authorizations required from any governmental or regulatory authority for the lawful conduct of the business and operations of the Station in the manner and to the full extent they are now conducted, (v) none of the Licenses is subject to any restriction or condition that would limit the full operation of the Station as now operated, (vi) the Licenses are in full force and effect, in all material respects, and the conduct of the business and operations of the Station is in material accordance therewith, and (vii) Seller has no reason to believe that any of the Licenses would not be renewed by the FCC or other granting authority in the ordinary course.

         3.5 Title to and Condition of Real Property. Schedule 3.5 contains a complete and accurate description of all the Real Property and Seller's interests therein (including street address, legal description, owner, and use and the location of all improvements thereon). The Real Property listed on Schedule 3.5 comprises all real property interests necessary to conduct the business and operations of the Station as now conducted. With respect to each leasehold or subleasehold interest included in the Real Property being conveyed under this Agreement, so long as Seller fulfills its obligations under the lease therefor, Seller has enforceable rights to nondisturbance and quiet enjoyment, and no third party holds any interest in the leased premises with the right to foreclose upon Seller's leasehold or subleasehold interest. Seller has full legal and practical access to the Real Property. All easements, rights-of-way, and real property licenses relating to the Real Property have been properly recorded in the appropriate public recording offices. Seller will cooperate with Buyer and provide such assistance as Buyer may reasonably request in connection with Buyer's efforts to obtain on or before Closing, at Buyer's election and expense, a policy of title insurance and a current survey with respect to the Real Property, including, without limitation, using its best efforts to cause all lease agreements relating to the Real Property to be recorded in the appropriate public recording offices.

         3.6     Title to and Condition of Tangible Personal Property.
Schedule 3.6 lists all material items of Tangible Personal Property. The Tangible Personal Property listed on Schedule 3.6 comprises all material items of tangible personal property used to conduct the business and operations of the Station as now conducted exclusive of motor vehicles. Except as described in Schedule 3.6, Seller owns and has good title to each item of Tangible Personal Property, and none of the Tangible Personal Property owned by Seller is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance, except Permitted Liens.

         3.7 Contracts. Schedule 3.7 is a true and complete list of all Assumed Contracts except contracts with advertisers for the sale of advertising time on the Station for cash at prevailing rates and which may be canceled by the Station without penalty on not more than ninety days' notice. Seller has delivered to Buyer true and complete copies of all written Assumed Contracts, true and complete memoranda of all material oral Assumed Contracts (including any amendments and other modifications to such Assumed Contracts), and a schedule summarizing Seller's obligations under trade and barter agreements relating to the Station. To the best of Seller's knowledge, all of the Assumed Contracts are in full force and effect, and are valid, binding, and enforceable in accordance with their terms and there is not under any Assumed Contract any default by any party thereto or any event that, after notice or lapse of time or both, could constitute a default. Except for the need to obtain the Consents listed in Schedule 3.3, Seller has full legal power and authority to assign its rights under the Assumed Contracts to Buyer in accordance with this Agreement, and such assignment will not affect the validity, enforceability, or continuation of any of the Assumed Contracts.

         3.8 Consents. Except for the FCC Consent provided in Section 6.1 and the other Consents described in Schedule 3.3, to the best of Seller's knowledge, no consent, approval, permit, or authorization of, or declaration to or filing with any governmental or regulatory authority, or any other third party is required (i) to consummate this Agreement and the transactions contemplated hereby, (ii) to permit Seller to assign or transfer the Assets to Buyer, or (iii) to enable Buyer to conduct the business and operations of the Station in essentially the same manner as such business and operations are now conducted.

         3.9 Intangibles. To the best of Seller's knowledge, Schedule 3.9 is a true and complete list of all material Intangibles (exclusive of those listed in Schedule 3.4), all of which are valid and in good standing and uncontested. Seller has delivered to Buyer copies of all documents establishing or evidencing all intangibles.

         3.10 Insurance. Schedule 3.10 is a true and complete list of all insurance policies of Seller that insure any part of the Assets or the business of the Station. All policies of insurance listed in Schedule 3.10 are in full force and effect.

         3.11 Reports. To the best of Seller's knowledge and except as set forth in Schedule 3.4, all returns, reports, and statements that the Station is currently required to file with the FCC or place in its Public File or file with any other governmental agency have been filed, and all reporting requirements of the FCC and other governmental authorities having jurisdiction over Seller and the Station have been complied with in all material respects and all of such returns, reports, and statements are substantially complete and correct as filed.

         3.12    Personnel.

                 (a) Employees and Compensation. Schedule 3.12 contains a true and complete list of all employees of the Station, their job description, date of hire, salary and amount and date of last salary increase. Schedule
3.12 also contains a true and complete list as of the date of this Agreement of all employee benefit plans or arrangements applicable to the employees of the Station and all fixed or contingent liabilities or obligations of Seller with respect to any person now or formerly employed by Seller at the Station, including pension or thrift plans, individual or supplemental pension or accrued compensation arrangements, contributions to hospitalization or other health or life insurance programs, incentive plans, bonus arrangements, and vacation, sick leave, disability and termination arrangements or policies, including workers' compensation policies, and a description of all fixed or contingent liabilities or obligations of Seller with respect to any person now or formerly employed at the Station or any person now or formerly retained as an independent contractor at the Station.

                 (b) Labor Relations. Seller is not a party to or subject to any collective bargaining agreements with respect to the Station. Seller has no written or oral contracts of employment with any employee of the Station, other than those listed in Schedule 3.7.

                 (c) Liabilities. Seller has no liability of any kind to or in respect of any employee benefit plan, including withdrawal liability under Section 4201 of ERISA. Seller has not incurred any accumulated funding deficiency within the meaning of ERISA or Section 4971 of the Internal Revenue Code. Seller has not failed to make any required contributions to any employee benefit plan. The Pension Benefit Guaranty Corporation has not asserted that Seller has incurred any liability in connection with any such plan. No lien has been attached and no person has threatened to attach a lien on any property of Seller as a result of a failure to comply with ERISA.

         3.13 Taxes. To the best of the Seller's knowledge, (i) Seller has filed or caused to be filed all federal income tax returns and all other federal, state, county, local, or city tax returns which are required to be filed, and it has paid or caused to be paid all taxes shown on those returns or on any tax assessment received by it to the extent that such taxes have become due, and (ii) there are no governmental investigations or other legal, administrative, or tax proceedings pursuant to which Seller is or could be made liable for any taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the business of the Station, and no event has occurred that could impose on Buyer any transferee liability for any taxes, penalties, or interest due or to become due from Seller.

         3.14 Claims and Legal Actions. Except for any FCC rulemaking proceedings generally affecting the broadcasting industry, and except as set forth on Schedule 3.4, to the best of Seller's knowledge, there is no claim, legal action, counterclaim, nor any order, decree or judgment, in progress or pending, or to the knowledge of Seller threatened, against or relating to Seller with respect to its ownership or operation of the Station or otherwise relating to the Assets or the business or operations of the Station, nor does Seller know or have reason to be aware of any basis for the same. In particular, but without limiting the generality of the foregoing, and except as forth on Schedule 3.14, to the best of Seller's knowledge, there are no applications, complaints or proceedings pending or, to the best of its knowledge, threatened (i) before the FCC relating to the business or operations of the Station other than rule making proceedings which affect the radio industry generally, (ii) before any federal or state agency relating to the business or operations of the Station involving charges of illegal discrimination under any federal or state employment laws or regulations, or
(iii) before any federal, state, or local agency relating to the business or operations of the Station involving zoning issues under any federal, state, or local zoning law, rule, or regulation.

         3.15    Environmental Matters.

                 (a) Seller has complied in all material respects with all laws, rules, and regulations of all federal, state, and local governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against Seller in connection with its ownership or operation of the Station alleging any failure to comply with any such law, rule, or regulation.

                 (b) To the best of Seller's knowledge, Seller has no liability relating to its ownership and operation of the Station (and there is no basis related to the past or present operations, properties, or facilities of Seller for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any such liability) under any law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

                 (c) To the best of Seller's knowledge, Seller has no liability relating to its ownership and operation of the Station (and Seller has not handled or disposed of any substance, arranged for the disposal of any substance, or owned or operated any property or facility in any manner that could form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to any statute) against Seller giving rise to any such liability) for damage to any site, location, or body of water (surface of subsurface) or for illness or personal injury.

                 (d) To the best of Seller's knowledge, Seller has no liability relating to its ownership and operation of the Station (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any such liability) under any law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning employee health and safety.

                 (e) In connection with its ownership or operation of the Station, Seller has obtained and been in material compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, and local laws, rules, and regulations (including all codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                 (f) To the best of Seller's knowledge, all properties and equipment used in the business of the Station are and have been free of asbestos and asbestos-related products, PCB's, dioxins, and Extremely Hazardous Substances (as defined in Section 302 of the Emergency Planning and Community Right-to-Know Act).

                 (g) No pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste has ever been manufactured, buried, stored, spilled, leaked, discharged, emitted, or released by Seller in connection with its ownership and operation of the Station or, to the best of Seller's knowledge, after due investigation, by any other party on any Real Property.

         3.16 Compliance with Laws. To the best Seller's knowledge and except as set forth on Schedule 3.4, Seller has complied in all material respects with the Licenses and all federal, state, and local laws, rules, regulations, and ordinances applicable or relating to the ownership and operation of the Station. To the best of Seller's knowledge, neither the ownership or use of the properties of the Station nor the conduct of the business or operations of the Station conflicts with the rights of any other person or entity.

         3.17 Full Disclosure. No representation or warranty made by Seller in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Seller pursuant hereto contains or will knowingly contain any untrue statement of a material fact.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         4.1 Organization, Standing and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and at Closing will be duly qualified to conduct business as a foreign corporation in the State of Ohio. Buyer has all requisite power and authority to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Buyer hereunder and thereunder.

         4.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Buyer have been duly authorized by all necessary actions on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

         4.3 Absence of Conflicting Agreements. Subject to obtaining the Consents, the execution, delivery, and performance by Buyer of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party;
(ii) will not conflict with the Certificate of Incorporation or Bylaws of Buyer; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Buyer is a party or by which Buyer may be bound, such that Buyer could not acquire the Assets or operate the Station.

         4.4 Full Disclosure. No representation or warranty made by Buyer in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Buyer pursuant hereto contains or will knowingly contain any untrue statement of a material fact.

         4.5 Buyer Qualifications. Buyer is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Station under the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC. Buyer knows of no fact that would, under existing law and the existing rules, regulations, policies and procedures of the FCC disqualify Buyer as assignee of the FCC Licenses or as the owner and operator of the Station.

SECTION 5.  OPERATIONS OF THE STATION PRIOR TO CLOSING

         5.1 Generally. Seller agrees that, between the date of this Agreement and the Closing Date, Seller shall operate the Station in the ordinary course of business in accordance with its past practices (except where such conduct would conflict with the following covenants or with Seller's other obligations under this Agreement), and in accordance with the other covenants in this Section 5.

         5.2 Contracts. Seller will not enter into any contract or commitment which is not terminable on 90-days notice relating to the Station or the Assets, or amend or terminate any Contract (or waive any material right thereunder), or incur any obligation (including obligations relating to the borrowing of money or the guaranteeing of indebtedness) that will be binding on Buyer after Closing, except for cash time sales agreements made in the ordinary course of business and other contracts or commitments involving less than $5,000. Prior to the Closing Date, Seller shall deliver to Buyer a list of all Contracts entered into between the date of this Agreement and the Closing Date, together with copies of such Contracts.

         5.3 Disposition of Assets. Seller shall not sell, assign, lease, or otherwise transfer or dispose of any of the material Assets, except where no longer used or useful in the business or operations of the Station or in connection with the acquisition of replacement property of equivalent kind and value.

         5.4 Encumbrances. Seller shall not create, assume or permit to exist any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon the Assets, except for (i) liens which shall be removed prior to the Closing Date, (ii) liens for current taxes not yet due and payable, and (iii) mechanics' liens and other similar liens, which shall be removed prior to the Closing Date either by payment or posting an appropriate indemnity bond.

         5.5 Licenses. Seller shall not cause or permit, by any act or failure to act, any of the Licenses issued by the FCC to expire or to be revoked, suspended, or modified, or take any action that could cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation, or adverse modification of any of the Licenses. Seller shall not fail to prosecute with due diligence any applications to any governmental authority in connection with the operation of the Station.

         5.6 Rights. Seller shall not knowingly waive any material right relating to the Station or any of the Assets.

         5.7 Access to Information. Seller shall give Buyer and its counsel, accountants, engineers, and other authorized representatives reasonable access during normal business hours to the Assets and to all other properties, equipment, books, records, Contracts, and documents relating to the Station for the purpose of audit and inspection and will furnish or cause to be furnished to Buyer or its authorized representatives all material information with respect to the affairs and business of the Station that Buyer may reasonably request (including any operations reports produced with respect to the affairs and business of the Station).

         5.8 Insurance. Seller shall maintain substantially the same insurance coverage provided by the existing insurance policies on the Station and the Assets.

         5.9 Consents. Seller shall use its best efforts to obtain the Consents described in Section 8.2(c), without any material change in the terms or conditions of any Contract or License as in effect on the date of this Agreement. Seller shall advise Buyer of any communications it receives concerning the Consents and of any conditions proposed, considered, or requested for any of the Consents. Upon Buyer's request, Seller shall cooperate with Buyer and use its best efforts to obtain from the lessors under each Real

Property lease such estoppel certificates and consents to the collateral assignment of the lessee's interest under each such lease as Buyer's lenders may request.

         5.10 Books and Records. Seller shall maintain its books and records relating to the Station in accordance with past practices.

         5.11 Notification. Seller shall promptly notify Buyer in writing of any material change in any of the information contained in Seller's representations and warranties contained in Section 3 of this Agreement.

         5.12 Compliance with Laws. Seller shall comply in all material respects with all laws, rules, and regulations applicable or relating to the ownership and operation of the Station.

SECTION 6.  SPECIAL COVENANTS AND AGREEMENTS

         6.1     FCC Consent.

                 (a) The assignment of the FCC Licenses in connection with the purchase and sale of the Assets pursuant to this Agreement shall be subject to the prior consent and approval of the FCC.

                 (b) Seller and Buyer shall promptly prepare an appropriate application for the FCC Consent and shall file the application with the FCC within five (5) business days of the execution of this Agreement. The parties shall prosecute the application with all reasonable diligence and otherwise use their reasonable commercial efforts to obtain a grant of the application as expeditiously as practicable. Each party agrees to comply with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition if (1) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by the party of any of its representations, warranties, or covenants under this Agreement, and (2) compliance with the condition would have a material adverse effect upon it. Buyer and Seller shall oppose any requests for reconsideration or judicial review of the FCC Consent, provided, however, that the parties shall continue to have all rights available to them pursuant to Section 9 hereof. If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Section 9, the parties shall jointly request an extension of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the exercise by either party of its rights under
Section 9.

         6.2 Control of the Station. Prior to Closing, Buyer shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct, the operations of the Station; such operations, including complete control and supervision of all of the Station programs, employees, and policies, shall be the sole responsibility of the Seller until the Closing.

         6.3 Risk of Loss. The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets from any cause whatsoever shall be borne by Seller at all times prior to the Closing.

         6.4 Confidentiality. Except as necessary for the consummation of the transaction contemplated by this Agreement, including Buyer's obtaining of financing related hereto, and except as and to the extent required by law, including, without limitation, disclosure requirements of federal or state securities laws and rules and regulations of securities markets, each party will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement. Except as provided in this Paragraph each party will refrain from disclosing any such information to any third party. If this Agreement is terminated, each party will return to the other party all copies of all documents and other all information obtained by the such party from the other party in connection with the transactions contemplated by this Agreement.

         6.5 Cooperation. Buyer and Seller shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Seller shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their reasonable commercial efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement. Notwithstanding the foregoing, neither Buyer nor Seller shall have any obligation (i) to expend funds to obtain any of the Consents or (ii) to agree to any material adverse change in any License or Assumed Contract to obtain a Consent required with respect thereto; provided, however, that Seller shall be required to expend funds, if necessary, to cure any defaults in order to obtain Consents and either party shall be required to expend funds in respect of normal and usual filing fees and the fees of professional advisors.

         6.6 Access to Books and Records. Seller shall provide Buyer access and the right to copy for a period of four (4) years from the Closing Date any books and records relating to the Assets but not included in the Assets. Buyer shall provide Seller access and the right to copy for a period of four (4) years from the Closing Date any books and records relating to the Assets that are included in the Assets.

         6.7 Broker. Each of Buyer and Seller represents and warrants that neither it nor any person or entity acting on its behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

SECTION 7.  CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER
                 AT CLOSING

         7.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing are subject at Buyer's option to the fulfillment or waiver by Buyer prior to or at the Closing Date of each of the following conditions:

                 (a) Representations and Warranties. All material representations and warranties of Seller contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

                 (b) Covenants and Conditions. Seller shall have performed and complied in all material respects with all material covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                 (c) Consents. All Consents shall have been obtained and delivered to Buyer without any material adverse change in the terms or conditions of any agreement or any governmental license, permit, or other authorization.

                 (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Buyer of any material conditions that need not be complied with by Buyer under Section 6.1 hereof, Seller shall have complied with any material conditions imposed on it by the FCC Consent, and the FCC Consent shall have become a Final Order.

                 (e) Governmental Authorizations. Seller shall be the holder of all material Licenses and there shall not have been any modification of any material License that could have a material adverse effect on the Station or the conduct of its business and operations. No proceeding shall be pending the effect of which could be to revoke, cancel, fail to renew, suspend, or modify adversely any material License. All FCC Licenses are material Licenses.

                 (f) Deliveries. Seller shall have made or stand willing to make all the deliveries to Buyer set forth in Section 8.2.

         7.2 Conditions to Obligations of Seller. All obligations of Seller at the Closing are subject at Seller's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                 (a) Representations and Warranties. All material representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

                 (b) Covenants and Conditions. Buyer shall have performed and complied in all material respects with all material covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                 (c) Deliveries. Buyer shall have made or stand willing to make all the deliveries set forth in Section 8.3.

                 (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Seller of any material conditions that need not be complied with by Seller under Section 6.1 hereof and Buyer shall have complied with any conditions imposed on it by the FCC Consent.

SECTION 8.  CLOSING AND CLOSING DELIVERIES

         8.1     Closing.

                 (a) Closing Date. The Closing shall take place at 10:00 a.m. on a date to be set by Buyer on at least five days' written notice to Seller, that is (1) not earlier than the first business day after the FCC Consent is granted, and (2) not later than ten business days following the date upon which the FCC Consent has become a Final Order. If Buyer fails to specify the date for Closing pursuant to the preceding sentence prior to the fifth business day after the date upon which the FCC Consent becomes a Final Order, the Closing shall take place on the tenth business day after the date upon which the FCC Consent becomes a Final Order.

                 (b) Closing Place. The Closing shall be held at the offices of Dow, Lohnes & Albertson, 1255 23rd Street, N.W, Suite 500, Washington, D.C. 20037, or such other place that is agreed upon by Buyer and Seller.

         8.2 Deliveries by Seller. Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

                 (a) Transfer Documents. Subject to the provisions of this Agreement, duly executed bills of sale, assignments, and other transfer documents which shall be sufficient to vest good and marketable title to the Assets in the name of Buyer, free and clear of all mortgages, liens, restrictions, encumbrances, claims, and obligations except for Permitted Liens.

                 (b) Estoppel Certificate. An Estoppel Certificate of the Lessor of the leasehold interests listed in Schedule 3.5.

                 (c) Consents. An executed copy of any instrument evidencing receipt of any Consent;

                 (d) Certificates. Certificates, dated as of the Closing Date, executed by Seller certifying (1) that the material representations and warranties of Seller contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date; and (2) that Seller have in all material respects performed and complied with all of its material obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date and such additional Certificates and confirmations to Buyer's lenders as Buyer may reasonably request in connection with obtaining financing for the performance of its payment obligations hereunder.

                 (e) Licenses, Contracts, Business Records, Etc. Copies of all Licenses and Assumed Contracts;

                 (f) Opinions of Counsel. Opinions of Seller's counsel dated as of the Closing Date, substantially in the form of Schedule 8.2(f) hereto.

         8.3 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel;

                 (a)      Purchase Price.  The Purchase Price as provided in
Section 2.4;

                 (b) Assumption Agreements. Appropriate assumption agreements pursuant to which Buyer shall assume and undertake to perform Seller's obligations under the Licenses and Assumed Contracts arising on or after the Closing Date;

                 (c) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Buyer by its President, certifying (1) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date, and (2) that Buyer has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

                 (d) Opinion of Counsel. An opinion of Buyer's counsel dated as of the Closing Date, substantially in the form of Schedule 8.3(d) hereto.

SECTION 9.  TERMINATION

         9.1 Termination by Seller. This Agreement may be terminated by Seller and the purchase and sale of the Assets abandoned, if Seller is not then in material default, upon written notice to Buyer, upon the occurrence of any of the following:

                 (a) Conditions. If, on the date that would otherwise be the Closing Date, any of the conditions precedent to the obligations of Seller set forth in this Agreement have not been satisfied or waived in writing by Seller.

                 (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order, not caused by Seller, that would prevent or make unlawful the Closing.

                 (c) Upset Date. If the Closing shall not have occurred within eighteen (18) months of the date of this Agreement.

         9.2 Termination by Buyer. This Agreement may be terminated by Buyer and the purchase and sale of the Station abandoned, if Buyer is not then in material default, upon written notice to Seller, upon the occurrence of any of the following:

                 (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Buyer set forth in this Agreement have not been satisfied or waived in writing by Buyer.

                 (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order, not caused by Buyer, that would prevent or make unlawful the Closing.

                 (c) Upset Date. If the Closing shall not have occurred within eighteen (18) months of the date of this Agreement.

                 (d) Rights on Termination. If this Agreement is terminated pursuant to Section 9.1 or Section 9.2 and neither party is in material breach of any provision of this Agreement, the parties hereto shall not have any further liability to each other with respect to the purchase and sale of the Assets.

SECTION 10.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
             INDEMNIFICATION; CERTAIN REMEDIES

         10.1 Representations and Warranties. All representations and warranties contained in this Agreement shall be deemed continuing representations and warranties and shall survive the closing for a period of twelve (12) months provided, however, that as to any representation or warranty made by either the Buyer or Seller which the other party knows, or has reason to believe, is not true as of the Closing Date, such representation or warranty shall not survive the Closing. Until the Closing, Buyer and Seller will immediately advise each other, in a detailed written notice, of any fact or occurrence or any pending or threatened occurrence of which any of them obtains knowledge and which (a) (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or a Schedule hereto, (b) (if existing and known at any time prior to or at the Closing) would make the performance by any party of a covenant contained in this Agreement impossible or make that performance materially more difficult than in the absence of that fact or occurrence, or (c) (if existing and known at the time of the Closing) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

         10.2 Indemnification by Seller. Seller hereby agrees to indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

                 (a) Subject to the proviso contained in the first sentence of Section 10.1, any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or material omission or nonfulfillment of any covenant by Seller contained in this Agreement or in any certificate, document, or instrument delivered to Buyer under this Agreement.

                 (b) Any and all obligations of Seller not assumed by Buyer pursuant to this Agreement, including any liabilities arising at any time under any Contract not included in the Assumed Contracts.

                 (c) Any and all losses, liabilities, or damages contingent or otherwise resulting from the operation or ownership of the Station prior to the Closing Date, including any liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring prior to the Closing Date.

                 (d) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.3 Indemnification by Buyer. Buyer hereby agrees to indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller for:

                 (a) Subject to the proviso contained in the first sentence of Section 10.1, any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or material omission or nonfulfillment of any covenant by Buyer contained in this Agreement or in any certificate, Schedule, document, or instrument delivered to Seller under this Agreement.

                 (b) Any and all obligations of Seller assumed by Buyer pursuant to this Agreement.

                 (c) Any and all losses, liabilities, or damages contingent or otherwise, resulting from the operation or ownership of the Station on and after the Closing.

                 (d) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

                 (a) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within as soon as practicable after written notice of such action, suit, or proceeding was given to Claimant.

                 (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty- day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity or under the arbitration provisions of this Agreement, as applicable.

                 (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party subject to reimbursement for reasonable actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate int he defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim.

                 (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

                 (e) The indemnification rights provided in Sections 10.2 and 10.3 shall extend to the shareholders, directors, officers, employees, and representatives of any Claimant although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

                 (f) Notwithstanding anything in this Agreement to the contrary, neither party shall indemnify or otherwise be liable to the other party for any breach of a representation or warranty, or for breach of any covenant in this Agreement except to the extent the losses, obligations, liabilities, costs and expenses of such party arising therefrom exceed in the aggregate Ten Thousand Dollars ($10,000). The provisions of the foregoing sentence shall not apply to liabilities assumed by either party pursuant to the adjustments and prorations.

         10.5 Specific Performance. The parties recognize that if Seller breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, as its sole and exclusive remedy, to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law.

         10.6 Attorneys' Fees. In the event of a default by either party which results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses.

SECTION 11.  MISCELLANEOUS

         11.1 Fees and Expenses. Any federal, state, or local sales or transfer tax arising in connection with the conveyance of the Assets by Seller to Buyer pursuant to this Agreement shall be paid by Seller. Buyer and Seller shall each pay one-half of the fee payable to the FCC in connection with the filing of the application for FCC Consent. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives, and each party shall be responsible for all fees or commissions payable to any finder, broker, advisor, or similar person retained by or on behalf of such party.

         11.2 Arbitration. Except as otherwise provided to the contrary below, any dispute arising out of or related to this Agreement that Seller and Buyer are unable to resolve by themselves shall be settled by arbitration in the District of Columbia by a panel of three arbitrators. Seller and Buyer shall each designate one disinterested arbitrator, and the two arbitrators so designated shall select the third arbitrator. Before undertaking to resolve the dispute, each arbitrator shall be duly sworn faithfully and fairly to hear and examine the matters in controversy and to make a just award according to the best of his or her understanding. The arbitration hearing shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association. The written decision of a majority of the arbitrators shall be final and binding on Seller and Buyer. The costs and expenses of the arbitration proceeding shall be assessed between Seller and Buyer in a manner to be decided by a majority of the arbitrators, and the assessment shall be set forth in the decision and award of the arbitrators. Judgment on the award, if it is not paid within thirty days, may be entered in any court having jurisdiction over the matter. No action at law or suit in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by Seller or Buyer against the other except (i) an action to compel arbitration pursuant to this Section, (ii) an action to enforce the award of the arbitration panel rendered in accordance with this Section, or (iii) a suit for specific performance pursuant to Section 10.5.

         11.3 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) sent by telecopy (with receipt personally confirmed by telephone), delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:

If to Seller:                     Mr. Eddie L. Whitehead
                                  Whitehead Media, Inc.
                                  12144 Classic Drive
                                  Coral Springs, FL   33071
                                  Telephone:  (305) 753-8712
                                  Facsimile:  (305) 752-2280

If to Buyer:                      Mr. Lowell W. Paxson
                                  Paxson Communications of Cleveland-67, Inc.
                                  601 Clearwater Park Road
                                  West Palm Beach, FL   33401
                                  Telecopy:  (407) 659-4252
                                  Telephone: (407) 659-4122

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.3.

         11.4 Benefit and Binding Effect. Neither party hereto may assign this Agreement without the prior written consent of the other party hereto; provided, however, that Buyer may assign its rights and obligations under this Agreement to a wholly-owned subsidiary or commonly controlled affiliate without seeking or obtaining Seller's prior approval, provided that such assignment does not relieve Buyer of its responsibilities hereunder. Upon any permitted assignment by Buyer or Seller in accordance with this Section 11.4, all references to "Buyer" herein shall be deemed to be references to Buyer's assignee and all references to "Seller" herein shall be deemed to be references to Seller's assignee. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         11.5 Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement, including, in the case of Seller, any additional bills of sale, deeds, or other transfer documents that, including, in the case of Seller, any additional bills of sale, deeds, or other transfer documents that, in the reasonable opinion of Buyer, may be necessary to ensure, complete, and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement.

         11.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

         11.7 Headings. The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

         11.8 Gender and Number. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

         11.9 Entire Agreement. This Agreement, the schedules, hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

         11.10 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.10.

         11.11 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

         11.12 Press Releases. Neither party shall publish any press release, make any other public announcement or otherwise communicate with any news media concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party; provided, however, that nothing contained herein shall prevent either party from promptly making all filings with governmental authorities as may, in its judgment, be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, in which case the other party shall be first notified in writing.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the day and year first above written.


                                           PAXSON COMMUNICATIONS OF
                                           CLEVELAND-67, INC.



                                           By:
                                               ----------------------------
                                           Name:
                                                ---------------------------
                                           Title:
                                                  -------------------------


                                           WHITEHEAD MEDIA, INC.



                                           By:
                                              -----------------------------
                                           Name:
                                                ---------------------------
                                           Title:
                                                  -------------------------